Exhibit 21.1

Subsidiaries of MISCOR Group, Ltd.

as of December 31, 2006

Magnetech Industrial Services, Inc.
Martell Electric LLC
HK Engine Components LLC
Magnetech Industrial Services of Alabama LLC*
Magnetech Power Services LLC

* merged into Magnetech Industrial Services, Inc. in January 2007.